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                                                          Exhibit 10.38

                              SETTLEMENT AGREEMENT


                  This Settlement Agreement (this "Agreement") is made and entered into this 15th day of November 2002, by and among: (i) Linda J. Wachner ("Wachner"); (ii) The Warnaco Group, Inc., 184 Benton Street Inc., A. B. S. Clothing Collection, Inc., Abbeville Manufacturing Company, AEI Management Corporation, Authentic Fitness Corporation, Authentic Fitness On-Line, Inc., Authentic Fitness Products Inc., Authentic Fitness Retail Inc., Blanche Inc., Calvin Klein Jeanswear Company, CCC Acquisition Corp., CCC Acquisition Realty Corp., C. F. Hathaway Company, CKJ Holdings, Inc., CKJ Sourcing, Inc., Designer Holdings Ltd., Gregory Street, Inc., Jeanswear Holdings, Inc., Kai Jay Manufacturing Company, Myrtle Avenue, Inc., Outlet Holdings, Inc., Outlet Stores, Inc., Penhaligon's By Request, Inc., Rio Sportswear, Inc., Ubertech Products, Inc., Ventures Ltd., Warmana Limited, Warnaco Inc., Warnaco International, Inc., Warnaco International, LLC, Warnaco Men's Sportswear Inc., Warnaco of Canada Company, Warnaco Puerto Rico, Inc., Warnaco Sourcing Inc., Warnaco U. S., Inc., Warnaco Ventures Ltd., Warner's de Costa Rica Inc., (collectively, the "Debtors"); (iii) The Bank of Nova Scotia and Citibank, N.A. in their capacity as Debt Coordinators for the Debtors' Prepetition Secured Lenders (the "Debt Coordinators"); (iv) the Official Committee of Unsecured Creditors of the Debtors (the "Committee"), and, to the extent applicable, predecessors, successors, controlling persons, affiliates, subsidiaries, parents, assigns, and agents of each of the foregoing parties.

                  WHEREAS, on June 11, 2001 each of the Debtors filed a Voluntary Petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as amended (the "Bankruptcy Code"). The bankruptcy cases were filed in the United States Bankruptcy Court for the Southern District Of New York (the "Bankruptcy Court") and were




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designated as Case Nos. 01-41643 (RLB) - 01-41680 (RLB) (collectively, the
"Bankruptcy Cases");

                  WHEREAS, Wachner was employed by certain of the Debtors pursuant to an Employment Agreement, dated January 6, 1991 (the "Employment Agreement");

                  WHEREAS, Wachner's employment was terminated without cause pursuant to the Employment Agreement effective November 16, 2001;

                  WHEREAS, pursuant to a Stipulation dated November 30, 2001, the Debtors and Wachner agreed that the Employment Agreement was deemed rejected as of November 16, 2001, and further agreed that January 18, 2002 would be the bar date for the filing by Wachner of any claims arising from the termination or rejection of the Employment Agreement (the "Employment Claims");

                  WHEREAS, Wachner filed a Proof of Claim, dated January 18, 2002 (the "Proof of Claim"), in respect of the Employment Claims;

                  WHEREAS, the Debt Coordinators and the Committee filed a joint objection to the Proof of Claim, dated May 7, 2002, and the Debtors filed a separate objection to the Proof of Claim, dated May 14, 2002 (collectively, the "Objections");

                  WHEREAS, Wachner filed a Response to the Objections, dated August 2, 2002;

                  WHEREAS, the Debtors, the Debt Coordinators, and the Committee have engaged in good faith negotiations and have reached an agreement with respect to the reorganization of the capital structure of the Debtors that is set forth in the First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and its Affiliated Debtors and Debtors in Possession Under Chapter 11 of the Bankruptcy Code, dated November 8, 2002 (the "First Amended Plan"); and


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                  WHEREAS, the parties hereto (the "Parties") wish to provide for a resolution of the Proof of Claim and the Objections;

                  NOW, THEREFORE, for good and valuable consideration, including, but not limited to, the mutual covenants exchanged between the Parties, the adequacy of which is hereby acknowledged, and subject to the terms and conditions set forth herein, it is agreed as follows:

                  1. The Parties acknowledge that this Agreement is subject to the approval of the Bankruptcy Court. This Agreement shall be of no force or effect unless and until it is approved pursuant an order of the Bankruptcy Court (the "Approval Order"). The Debtors' counsel shall promptly take all actions necessary and/or proper to obtain the Approval Order and the Parties shall support entry of the Approval Order. The form of the Approval Order shall be in form and substance satisfactory to all Parties.

                  2. It is understood and expressly agreed that this Agreement does not constitute, and shall not be construed to constitute, an admission by Wachner, the Debtors, the Debt Coordinators, the Committee, or, as applicable, by any of their respective past or present employees, members, officers, directors, principals, partners, agents, representatives, subsidiaries, affiliates, related entities, parent entities, successors, predecessors, shareholders, assigns, or attorneys of any liability with respect to the Employment Claims, or to any other matters that are the subject of this Agreement. The Parties enter into this Agreement solely to settle and compromise the matters set forth herein and to avoid the expense and burden of protracted and costly litigation.

                  3. Wachner shall hold (i) an Allowed Administrative Claim in the Bankruptcy Cases in the amount of two hundred thousand dollars ($200,000) that shall be paid in full in cash on the effective date of a plan of reorganization for the Debtors; and (ii) an allowed prepetition,


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non-priority unsecured claim in the Bankruptcy Cases in the amount of three million five hundred thousand dollars ($3,500,000), which shall be treated as an Allowed Claim under Class 5 of the First Amended Plan.

                  4. Upon entry of the Approval Order and subject to the terms hereof, Wachner shall be deemed to have withdrawn the Proof of Claim and shall promptly file a notice of withdrawal of the Proof of Claim with prejudice. Upon entry of the Approval Order and subject to the terms hereof, the Debt Coordinators, the Committee, and the Debtors shall be deemed to have withdrawn their respective Objections and shall file notices of withdrawal.

                  5. Except as expressly set forth in this Agreement, Wachner hereby releases and forever discharges the Debtors, the Debt Coordinators, the Debtors' Prepetition Secured Lenders (including the Debt Coordinators), the Committee, and their respective predecessors, successors, parents, affiliates, members, officers, directors, agents, attorneys, employees and representatives (collectively, the "Released Parties") from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions, causes of action and claims for relief of every nature, whether known or unknown, suspected or unsuspected, that are now held, have at any time been held or may at any time be held against any of the Released Parties that have been, could have been or could be asserted by reason of any acts, circumstances or transactions occurring through the date of execution of this Agreement and which refer or relate to the Employment Agreement, the Employment Claims, Wachner's employment by certain of the Debtors and their subsidiaries and affiliates, and Wachner's service as a director of certain of the Debtors and their subsidiaries and affiliates.

                  6. Each of the Parties represents and warrants that they each have the full and absolute right, power and authority to enter into this Agreement and perform their obligations


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hereunder. The individuals executing this Agreement hereby represent and warrant that they each have the full and absolute right, power and authority to execute this Agreement on behalf of the Parties to this Agreement.


                  7. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all collectively but one instrument, and shall for all purposes be sufficiently proved by any such counterpart.

                  8. Irrespective of the place of execution, it is the intention of the Parties that the laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties. The Bankruptcy Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Agreement or the Approval Order.

                  9. This Agreement is binding upon the Parties, their respective legal representatives, predecessors, successors, controlling persons, affiliates, subsidiaries, parents, assigns, and agents.

                  10. This Agreement constitutes the entire agreement among the Parties with respect to the matters set forth herein, and supersedes any and all statements, conversations, and prior agreements with respect to the subject matter thereof. This Agreement may be modified or amended only by a written instrument signed by each of the Parties and shall not be construed against any of the Parties as its draftsman. No waiver of any default hereunder, nor delay in exercising any of its rights hereunder, shall in any way be construed to be a waiver of any right granted hereunder, or of any future or subsequent default.

                  11. This Agreement shall survive the date of this Agreement, and the provisions hereof shall remain in full force and effect.


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


                  12. If the Bankruptcy Court does not enter an Approval Order, then this Agreement shall be deemed null and void, and all of the acknowledgements and agreements of the Parties shall also be deemed null and void.


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


                  IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be executed as of the day and date first above written.



LINDA J. WACHNER,                           THE WARNACO GROUP, INC., ET AL.,
Claimant                                    Debtors and Debtors-in-Possession


/s/ Linda J. Wachner                        /s/ James P. Fogarty
-----------------------------               ---------------------------------
Linda J. Wachner                            Name:  James P. Fogarty
                                            Title: SVP Chief Financial Officer



THE BANK OF NOVA SCOTIA,                    CITIBANK, N.A.,
as Debt Coordinator for                     as Debt Coordinator for
the Debtors' Prepetition Secured Lenders    the Debtors' Prepetition Secured
                                            Lenders


/s/ D.N. Gillespie                          /s/ Gregory Frenzel
-----------------------------               -----------------------------------
Name:  D.N. Gillespie                       Name:  Gregory Frenzel
Title: Managing Director                    Title: Director



THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS OF
THE WARNACO GROUP, INC., ET AL.


/s/ Denis M. Golden
------------------------------
Name:  Denis M. Golden
       Assistant General Credit Manager
       Milliken & Company
Title: Committee Chair


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